Exhibit 99.1

PRESS RELEASE

February 19, 2010

CONTACT:	ECB Bancorp, Inc.
Thomas M. Crowder, Chief Financial Officer
(252) 925-5520
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB Bancorp, Inc. Reports 2009 Fourth Quarter and Annual Results

ENGELHARD, N.C.-ECB Bancorp, Inc. (NASDAQ:ECBE) (“ECB” or the “Company”) today announced its results for the three and twelve months ended December 31, 2009.

2009 Fourth Quarter Financial Highlights

For the three months ended December 31, 2009, a net loss totaling ($897,000) was recognized, which compares to net income for the three months ended December 31, 2008 of $262,000. After adjusting for $265,000 in preferred stock dividends and accretion of warrant discount, net losses attributable to common shareholders for the three months ended December 31, 2009 was ($1,162,000) or ($0.41) per diluted share compared to net income of $0.09 per diluted share for the three months ended December 31, 2008.

For the twelve months ended December 31, 2009, net income was $1,502,000 which compares to net income for the twelve months ended December 31, 2008 of $3,419,000. After adjusting for $1,003,000 in preferred stock dividends and accretion of warrant discount, net income available to common shareholders for the twelve months ended December 31, 2009 was $499,000 or $0.18 per diluted share compared to $1.18 per diluted share for the same period in 2008.

Other Financial Highlights include:

•	Consolidated assets increased 5.6% to $888,720,000 at December 31, 2009 from $841,851,000 at December 31, 2008.

•	Gross loans increased 7.2% to $577,791,000 at December 31, 2009 from $538,836,000 at December 31, 2008.

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Deposits increased 20.0% to $754,730,000 at December 31, 2009 from $629,152,000 at December 31, 2008. This growth was mainly driven by an increase in interest bearing demand deposits of $42.9 million or 6.8% growth of total deposits and an increase of $76.6 million in time deposits or 12.2% growth of total deposits for 2009.

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Net interest income increased 50.7% to $7,018,000 for the three months ended December 31, 2009 from $4,656,000 for the same three month period a year ago. This increase in net income was driven by a reduction in our total interest cost of $2.0 million for the fourth quarter 2009 versus the fourth quarter of 2008. This lower cost was realized primarily by a reduction in time deposit interest expense of $1.4 million and reduction in short term borrowing cost of $250,000 for the fourth quarter 2009 versus same quarter 2008. For the twelve months ended December 31, 2009, net interest income increased 31.9% to $26,748,000 compared to $20,273,000 for the twelve months ended December 31, 2008.

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Non-interest income for the three months ended December 31, 2009 was $3,024,000, an increase of 135.1% compared to $1,286,000 for the same three month period a year ago. $1.5 million of the increase in non-interest income was attributable to securities gains realized in the fourth quarter. For the twelve months ended December 31, 2009, non-interest income increased 27.0% to $8,649,000 compared to $6,809,000 for the same period in 2008.

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During the quarter on December 15th, the Company declared a common stock dividend of $0.1825 per share, or $0.73 per share on an annualized basis, representing an identical dividend for 2009 as declared in 2008.

A. Dwight Utz, President and Chief Executive Officer, stated: “Although reported earnings in the fourth quarter of 2009 represented a quarterly loss for the first time this year, the extremely high growth of our net interest income for the quarter, up 50.7%, over this same period last year, positions us for a return to quality earnings in the future. We have maintained a growth posture, and our deposits increased by 20.0% in 2009 and continued asset growth of 5.6% for the year, enhancing our market share in the communities we serve.

Mr. Utz continued, “We believe the economy has reached the bottom, however, we expect the commercial and residential markets to remain weak for the immediate future. With this in mind we recorded a $5.7 million addition, during the fourth quarter of 2009, to our allowance for loan losses to adequately allow us to account for what we believe will be a continuing weak market for many of our market areas. As of December 31, 2009, nonperforming assets were $20.1 million, or 2.26% of assets, compared to $13.7 million, or 1.63 % of assets, at December 31, 2008. The allowance for loan losses at December 31, 2009 was 1.68 % of loans, versus 1.36 % at September 30, 2009 and 1.10% at December 31, 2008. Although we expect delinquencies to remain elevated, we continue to believe the Company is now well reserved given our secured collateral positions and fourth quarter reserve allocation.”

Mr. Utz concluded, “Looking ahead, we remain optimistic that ECB Bancorp will emerge from this difficult economic environment as a strong and, ultimately, more profitable company. As a financially sound institution we expect to be able to move forward and take advantage of our financial strength to enhance the franchise and stock value for our shareholders.”

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About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 24 offices covering eastern North Carolina from Currituck to Ocean Isle Beach and Greenville to Hatteras. The Bank also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue”, or similar terms or the negative of these terms, or other statements concerning opinions or judgments of the Company’s management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, pressures on the earnings, capital and liquidity of financial institutions in general resulting from current and future conditions in the credit and equity markets, the financial success or changing strategies of the Company’s customers, actions of government regulators, the level of market interest rates, weather and similar conditions, particularly the effect of hurricanes on the Company’s banking and operations facilities and on the Company’s customers and the communities in which it does business, changes in general economic conditions and the real estate values in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral). Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements in this paragraph. The Company has no obligation, and does not intend to, update these forward-looking statements.

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See 3 pages of financial information attached

ECB BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

Twelve Months Ended December 31, 2009 and 2008

(Dollars in thousands, except per share data)

	December 31, 2009	December 31, 2008
	(unaudited)
Assets
Non-interest bearing deposits and cash	$9,076	$15,897
Interest bearing deposits	870	902
Overnight investments	7,865	—

Total cash and cash equivalents	17,811	16,799

Investment securities
Available-for-sale, at market value (cost of $237,594 and $237,638 at December 31, 2009 and 2008, respectively)	239,332	239,709

Loans	577,791	538,836
Allowance for loan losses	(9,725)	(5,931)

Loans, net	568,066	532,905

Real estate and repossessions acquired in settlement of loans, net	5,443	3,724
Federal Home Loan Bank common stock, at cost	5,116	3,859
Bank premises and equipment, net	25,329	25,737
Accrued interest receivable	4,967	4,663
Bank owned life insurance	8,657	8,347
Other assets	13,999	6,108

Total	$888,720	$841,851

Liabilities and Shareholders’ Equity
Deposits
Demand, noninterest bearing	$93,492	$90,197
Demand, interest bearing	141,956	99,011
Savings	19,595	16,882
Time	499,687	423,062

Total deposits	754,730	629,152

Payable, settlement for securities purchased	—	53,426
Accrued interest payable	1,121	2,889
Short-term borrowings	22,910	57,716
Long-term obligations	21,000	26,000
Other liabilities	4,584	4,725

Total liabilities	804,345	773,908

Shareholders’ equity
Preferred stock, Series A	17,122	—
Common stock, par value $3.50 per share	9,968	9,956
Capital surplus	25,803	25,707
Warrants	878	—
Retained earnings	29,555	31,026
Accumulated other comprehensive income	1,049	1,254

Total shareholders’ equity	84,375	67,943

Total	$888,720	$841,851

Common shares outstanding	2,847,881	2,844,489
Common shares authorized	10,000,000	10,000,000
Preferred shares outstanding	17,949	—
Preferred shares authorized	2,000,000	—

ECB BANCORP, INC. AND SUBSIDIARY

Consolidated Income Statements

For the three and twelve months ended December 31, 2009 and 2008

(Dollars in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008*
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$7,775	$7,530	$30,595	$31,104
Interest on investment securities:
Interest exempt from federal income taxes	401	315	1,406	1,305
Taxable interest income	1,815	1,786	8,774	6,215
Dividend income	60	12	127	217
Other interest income	—	69	3	257

Total interest income	10,051	9,712	40,905	39,098

Interest expense:
Deposits:
Demand accounts	224	204	833	894
Savings	12	19	46	87
Time	2,569	3,958	12,079	15,295
Short-term borrowings	59	308	462	1,545
Long-term obligations	169	217	707	654
Other interest expense	—	350	30	350

Total interest expense	3,033	5,056	14,157	18,825

Net interest income	7,018	4,656	26,748	20,273
Provision for loan losses	5,675	1,110	11,100	2,450

Net interest income after provision for loan losses	1,343	3,546	15,648	17,823

Noninterest income:
Service charges on deposit accounts	928	913	3,652	3,500
Other service charges and fees	213	282	1,160	1,367
Mortgage origination brokerage fees	270	191	950	1,035
Net gain on sale of securities	1,533	6	2,565	218
Income from bank owned life insurance	64	75	310	316
Other operating income (expense)	16	(181)	12	373

Total noninterest income	3,024	1,286	8,649	6,809

Noninterest expenses:
Salaries	2,152	2,078	8,287	8,161
Retirement and other employee benefits	619	164	2,488	2,706
Occupancy	429	468	1,832	1,857
Equipment	479	369	1,763	1,638
Professional fees	310	253	832	717
Supplies	52	87	216	312
Telephone	184	164	642	679
FDIC insurance	473	119	1,689	384
Other outside services	132	113	470	482
Net cost of foreclosed assets	158	35	1,345	145
Other operating expenses	1,129	1,009	3,588	3,552

Total noninterest expenses	6,117	4,859	23,152	20,633

(Loss) income before income taxes	(1,750)	(27)	1,145	3,999
Income tax expense (benefit)	(853)	(289)	(357)	580

Net income (loss)	(897)	262	1,502	3,419

Preferred stock dividends	223	—	853	—
Accretion of discount	42	—	150	—

(Loss) income available to common shareholders	$(1,162)	$262	$499	$3,419

Net (loss) income per share - basic	$(0.41)	$0.09	$0.18	$1.19

Net (loss) income per share - diluted	$(0.41)	$0.09	$0.18	$1.18

Weighted average shares outstanding - basic	2,847,881	2,851,292	2,844,950	2,884,396

ECB Bancorp, Inc.

Supplemental Quarterly Financial Data (Unaudited)

(Dollars in thousands, except per share data)

	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
Income Statement Data:
Interest income	$10,051	$10,320	$10,305	$10,229	$9,712
Interest expense	3,033	3,244	3,663	4,217	5,056

Net interest income	7,018	7,076	6,642	6,012	4,656
Provision for loan losses	5,675	2,675	2,000	750	1,110
Net after provision expense	1,343	4,401	4,642	5,262	3,546
Noninterest income	3,024	1,926	1,763	1,936	1,219
Noninterest expense	6,117	6,135	5,455	5,445	4,792
Income (loss) before income taxes	(1,750)	192	950	1,753	(27)
Income taxes	(853)	(154)	150	500	(289)

Net Income (loss)	(897)	346	800	1,253	262
Preferred stock dividend & accretion of discount	265	263	268	207	—

Net (loss) Income available to common shareholders	$(1,162)	$83	$532	$1,046	$262

Per Share Data and Shares Outstanding:
Net (loss) income - basic	$(0.41)	$0.03	$0.19	$0.37	$0.09
Net (loss) income - diluted	(0.41)	0.03	0.19	0.37	0.09
Cash dividends	0.1825	0.1825	0.1825	0.1825	0.1825
Book value at period end	23.62	24.88	24.17	24.58	23.89
Dividend payout ratio	-44.51%	608.33%	96.05%	49.32%	202.78%
Weighted-average number of common shares outstanding:
Basic	2,847,881	2,845,343	2,844,489	2,842,017	2,851,292
Diluted	2,847,881	2,847,053	2,846,359	2,843,398	2,857,712
Shares outstanding at period end	2,847,881	2,847,881	2,844,489	2,844,489	2,844,489

Balance Sheet Data:
Total assets	$888,720	$858,737	$877,465	$865,383	$841,851
Loans - gross	577,791	573,837	566,601	550,639	538,836
Allowance for loan losses	9,725	7,800	5,787	4,828	5,931
Investment securities	239,332	218,591	232,521	247,663	239,709
Interest earning assets	830,974	800,015	815,778	806,045	783,306
Premises and equipment, net	25,329	25,400	25,340	25,482	25,737
Total deposits	754,730	696,633	703,467	688,082	629,152
Short-term borrowings	22,910	46,989	60,191	62,161	57,716
Long-term obligations	21,000	21,000	21,000	21,000	26,000
Shareholders’ equity	84,375	87,936	85,792	86,925	67,943

Selected Performance Ratios (annualized):
Return on average assets	-0.41%	0.16%	0.37%	0.58%	0.14%
Return on average shareholders’ equity	-4.09%	1.59%	3.64%	5.98%	1.59%
Net interest margin	3.56%	3.58%	3.37%	3.12%	2.70%
Efficiency ratio	59.20%	66.25%	63.08%	66.52%	80.93%

Asset Quality Ratios:
Nonperforming loans to period-end loans	2.54%	2.18%	1.83%	1.43%	1.85%
Allowance for loan losses to period-end loans	1.68%	1.36%	1.02%	0.88%	1.10%
Allowance for loan losses to nonperforming loans	66%	62%	56%	61%	59%
Net charge-offs to average loans (annualized)	2.61%	0.47%	0.74%	1.37%	0.19%

Capital Ratios:
Equity-to-assets ratio	9.49%	10.24%	9.78%	10.04%	8.07%
Leverage Capital Ratio	9.59%	9.81%	9.76%	9.87%	8.65%
Tier 1 Capital Ratio	12.77%	13.16%	13.20%	13.54%	10.83%
Total Capital Ratio	14.02%	14.37%	14.09%	14.31%	11.80%